Exhibit 99.(k)(4)

iDirect Private Credit Advisors, LLC
60 East 42nd Street
New York, New York 10165

As of [ ]

iDirect Private Credit Fund
60 East 42nd Street
New York, New York 10165

Re:      Organizational and Initial Offering Expense Limitation Agreement

Ladies and Gentlemen:

iDirect Private Credit Advisors, LLC (the “Adviser”) hereby confirms its agreement as follows in respect of iDirect Private Credit Fund (the “Fund”):

1.            Expense Limitation. Subject to the terms hereof, the Adviser agrees that it will indefinitely forego an amount of its investment advisory fee pursuant to the Investment Management Agreement (the “Advisory Agreement”), between the Fund and the Adviser, with respect to the relevant month and pay, absorb or reimburse the organizational and initial offering expenses of the Fund, to the extent that the organizational and initial offering expenses of the Fund exceed $500,000. In any month, the Adviser or its affiliates shall reimburse the Fund for organizational and initial offering expenses over $500,000 by first foregoing at that time the requisite amount of the Adviser’s monthly investment advisory fees under the Advisory Agreement and then, if such foregone amount is insufficient, by directly reimbursing the Fund for any additional organizational and initial offering expenses over $500,000. For purposes of this letter agreement, the daily value of the Fund’s net assets will be determined in a manner consistent with the Fund’s Prospectus.

2.            Term. This letter agreement shall become effective as of the date of this agreement and will remain in effect for one year from such date (the “Limitation Period”). This letter agreement may be renewed by the mutual agreement of the Adviser and the Fund for successive terms. Unless so renewed, this Agreement will terminate automatically at the end of the Limitation Period. This letter agreement will also terminate automatically upon the termination of the Advisory Agreement unless a new investment advisory agreement with the Adviser (or with an affiliate under common control with the Adviser) becomes effective upon such termination. Section 2 of this Agreement shall survive any termination of this Agreement.

3.            Entire Agreement; Amendment. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

4.            Construction and Forum. This letter agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

5.            Counterparts. This letter agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

6.            Severability. If any one or more of the covenants, agreements, provisions or texts of this letter agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this letter agreement and shall in no way affect the validity or enforceability of the other provisions of this letter agreement.

iDIRECT PRIVATE CREDIT ADVISORS, LLC

By:
Name:
Title:

Accepted and Agreed:

iDIRECT PRIVATE CREDIT FUND

By:
Name:
Title:

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